Execution Copy








                           STOCK PURCHASE AGREEMENT

                                   between

                           IDEXX LABORATORIES, INC.

                                     and

                              NEOGEN CORPORATION

                      (relating to the Capital Stock of
                        Acumedia Manufacturers, Inc.)

                        -----------------------------

                        Dated as of February 17, 2000

                        -----------------------------













                           STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of February 17, 2000 is made by and between IDEXX Laboratories, Inc., a Delaware corporation ("Seller"), and Neogen Corporation, a Michigan corporation ("Buyer").

         Seller is the record and beneficial owner of all of the outstanding shares of the capital stock (the "Shares") of Acumedia Manufacturers, Inc., a Maryland corporation (the "Company"). Buyer desires to purchase, and Seller desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement. In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows.

                                  ARTICLE 1
                       PURCHASE AND SALE OF THE SHARES

         1.1 Purchase of the Shares from Seller. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), Seller shall sell, transfer, convey, assign and delivery to Buyer, and Buyer shall purchase, acquire and accept, the Shares.

         1.2 Base Purchase Price for the Shares. The base purchase price to be paid by Buyer for the Shares (the "Base Purchase Price") shall consist of
(i) $2,400,000 in cash, of which Buyer has already paid $100,000, and (ii) Buyer's 7% promissory note due on the first anniversary of the Closing, in the principal amount of $450,000, in the form set forth as Exhibit 1.2 to this Agreement (the "Note"). Buyer shall pay the Base Purchase Price to Seller at the Closing. The Base Purchase Price shall be subject to adjustment after the Closing as provided in Section 1.4.

         1.3 Additional Purchase Price for the Shares.

(a) In addition to the Base Purchase Price, Buyer shall pay Seller an additional purchase price for the Shares (the "Additional Purchase Price") in an amount equal to 40% of the gross revenues of the Company from sales of its current and future products during the 12-month period commencing on the day after the Closing Date (as defined in Section 1.5 below) and ending on the first anniversary of the Closing Date (the "Anniversary Date") (such period, the "Sales Period"), to the extent such revenues exceed $3,500,000; provided, however, that the Additional Purchase Price shall not exceed $1,000,000. Subject to the last sentence of Subsection 1.3(c), below, Buyer shall pay the Additional Purchase Price to Seller in cash within 30 days after the Anniversary Date. The Additional Purchase Price shall be subject to adjustment after the Closing as provided in this Agreement.

                  (b) For purposes of determining the amount of the Additional Purchase Price due to Seller, Buyer shall record the Company's revenues from sales of its current and future products ("Revenues") in accordance with the revenue recognition policies set forth as Exhibit 1.3(b) to this Agreement (the "Revenue Recognition Policies"). Within 15 days after each of March 31, 2000, June 30, 2000, September 30, 2000, December 31, 2000 and the Anniversary Date, Buyer shall prepare and deliver to Seller a statement setting forth the Company's Revenues during the fiscal quarter (or portion thereof) ending on such date. Each such statement shall be certified as true and correct by Buyer's President and Chief Financial Officer, and shall contain (i) the certification of such officers that, in determining such Revenues, the Company has complied in all respects with the Revenue Recognition Policies and (ii) such other information as Seller may reasonably request to enable it to verify such statements.



                  (c) On or before July 31, 2001, Buyer shall cause its independent public accountants to perform special procedures on the total Revenues set forth on the statements delivered to Seller pursuant to Section 1.3(b) above, in accordance with the procedures set forth on Exhibit 1.3(b) to this Agreement, in order to confirm that (i) the total Revenues set forth on such statements are the actual Revenues of the Company for the Sales Period, and (ii) in determining such Revenues, the Company has complied in all material respects with the Revenue Recognition Policies. If such accountants are unable to make such determinations and instead determine that the actual Revenues of the Company for the Sales Period exceeded the sum of the aggregate Revenues shown on such statements, then Buyer shall pay the balance of the actual Additional Purchase Price determined to be due to Seller within five days thereafter, without interest or penalty. In the alternative, if such accountants determine that the sum of the aggregate Revenues shown on such statements exceeded the actual Revenues of the Company for such period, then Seller shall reimburse Buyer for the excess payments over the actual Additional Purchase Price determined to be due to Seller within five days thereafter, without interest or penalty.

         1.4 Post-Closing Adjustments. The Base Purchase Price and the Additional Purchase Price (collectively, the "Purchase Price") shall be subject to adjustment after the Closing as set forth in this Section 1.4:

                  (a) On the 30th day after the Closing, Seller shall deliver to Buyer a schedule of accounts payable of the Company as of the close of business on the Closing Date which have not subsequently been paid (the "Draft A/P Schedule"). Buyer shall deliver to Seller within 20 business days after receiving the Draft A/P Schedule a detailed statement describing its objections thereto, if any. Failure of Buyer to so object to the Draft A/P Schedule shall constitute acceptance thereof, whereupon the Draft A/P Schedule shall be deemed to be the "Closing A/P Schedule". Buyer and Seller shall use reasonable efforts to resolve any such objections within 20 days after Seller has received the statement of objections.

                  (b) Within 30 days after the Closing, Seller shall prepare and deliver to Buyer a schedule of the Gross Assets of the Company as of the Closing Date (the "Draft Gross Assets Schedule"). For this purpose, "Gross Assets" shall be defined as (i) all of the Company's fixed assets as of the Closing Date (valued at their respective cost less allowances for depreciation), (ii) all of the Company's Inventories (as defined and determined in accordance with Section 2.11 of this Agreement) as of the Closing Date (valued at their last invoice prices and, as to finished goods, plus the product of (X) $4.00 per pound, multiplied by (Y) the amount (in pounds) of such finished goods), and (iii) all of the Company's accounts receivable listed in Categories (1), (2) and (3) on Schedule 4.11 of the Disclosure Schedule. Buyer shall deliver to Seller within 20 days after receiving the Draft Gross Assets Schedule a detailed statement describing its objections thereto, if any. Failure of Buyer to so object to the Draft Gross Assets Schedule shall constitute acceptance thereof, whereupon the Draft Gross Assets Schedule shall be deemed to be the "Closing Gross Assets Schedule". Buyer and Seller shall use reasonable efforts to resolve any such objections within 20 days after Seller has received the statement of objections.

                  (c) If Buyer and Seller are unable to reach a final resolution of either the Closing A/P Schedule or the Closing Gross Assets Schedule, or both, within 20 days after Seller has received the statement(s) of objections with respect thereto, then Buyer and Seller shall select a national independent accounting firm of recognized standing by lot (after excluding their respective regular independent accounting firms and the Company's independent accounting firm). Such accounting firm shall determine, within 30 days of its appointment, whether those objections raised by Buyer that have not previously been settled by negotiation between the parties are appropriate. The Draft Closing A/P Schedule and the Draft Gross Assets Schedule shall be adjusted in accordance with such firm's determination and, as so adjusted, shall be the "Closing A/P Schedule" and the "Closing Gross Assets Schedule", respectively (collectively, the "Closing Schedules"). Such determination by such accounting

                                      2


firm shall be conclusive and binding upon Buyer and Seller. The prevailing party shall be entitled to recover, in addition to any other relief obtained, the costs and expenses, including reasonable attorneys' fees and expenses, incurred by the prevailing party in connection with the determination of the Closing Schedules. The non-prevailing party shall pay the fees and expenses of the accounting firm. For this purpose, the prevailing party shall be the party whose position (excluding objections raised by Buyer that have previously been settled by negotiation between the parties) is closest in absolute dollars to that of the determination of the accounting firm.

                  (d) Seller shall reimburse Buyer, by wire transfer of immediately available funds, within five business days after the date on which the Closing A/P Schedule is finally determined pursuant to this Section 1.4, the amount shown on the Closing A/P Schedule. Seller shall further reimburse Buyer, by wire transfer of immediately available funds, within five business days after the date on which the Closing Gross Assets Schedule is finally determined pursuant to this Section 1.4, the amount equal to the excess, if any, of $2,550,000 over such value. Buyer shall reimburse Seller, by wire transfer of immediately available funds, within five business days after the date on which the Closing Gross Assets Schedule is finally determined pursuant to this Section 1.4, the amount, if any, by which $2,550,000 is less than such value.

         1.5      Closing.

                  (a) The Closing shall take place at the offices of the Company, at 9601 Pulaski Park Drive, Suites 410-412, Baltimore, Maryland, immediately after the execution of this Agreement by Buyer and Seller. The transfer of the Shares by the Seller to the Buyer shall be deemed to occur at the close of business, Maryland time, on the day immediately preceding the date of execution of this Agreement or on such other date as Seller and Buyer may agree (the "Closing Date").

                  (b) At the Closing, in addition to the taking of such other action as may be provided in this Agreement, Buyer shall deliver to Seller,
(i) $2,300,000 in cash (representing the portion of the Base Purchase Price not already paid to Seller), by wire transfer of immediately available funds,
(ii) the Note; and (iii) such closing certificates and documents as may be reasonably requested by counsel to Seller.

                  (c) At the Closing, in addition to the taking of such other action as may be provided in this Agreement, Seller shall deliver to Buyer
(i) a certificate or certificates evidencing the Shares, duly endorsed in blank or with stock powers duly executed; (ii) duly executed letters of resignation, effective as of the Closing Date, of all officers and members of the Company's Board of Directors; and (iii) such closing certificates and documents as may be reasonably requested by counsel to Buyer.

         1.6 Allocation of the Purchase Price. The Base Purchase Price shall be allocated by the parties as follows: (a) $50,000 to the noncompetition agreement set forth in Section 4.4 of this Agreement and (b) the balance to the Shares. Any Additional Purchase Price payable to Seller pursuant to Section 1.3, and any adjustment to the Base Purchase Price pursuant to Section 1.4 above, shall be entirely allocated to the Shares. Any amounts paid to Buyer pursuant to Section 4.11 shall reduce the amount of the purchase price allocated to the Shares.

                                  ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth on the disclosure schedule delivered to Buyer on the date hereof (the "Disclosure Schedule"), Seller and the Company jointly and severally represent and warrant to Buyer as

                                      3



follows. The term "knowledge", when used in this Agreement, shall mean actual knowledge after reasonable investigation, of management of the Company or Seller.

         2.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware; the Company is a corporation duly organized, validly existing and in good standing under the laws of Maryland; and each of Seller and the Company has full corporate power and authority to own and operate its assets and to carry on its business as now being conducted. The Company is not qualified or otherwise authorized to transact business as a foreign corporation in any jurisdiction, and the business conducted by the Company as of the Closing Date does not make such qualification necessary.
 .
         2.2 Authority. Seller has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, including selling the Shares to Buyer. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will
(i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the organizational documents of Seller or the Company, or, upon the Company obtaining the Required Consents, of any note, bond, mortgage, indenture, license, permit, agreement or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company or any of its properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Company or any of their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any assets of the Company. Except as set forth in Schedule 2.2 of the Disclosure Schedule, no consent or approval by, or notification to or filing with, any court, governmental authority or third party (the "Required Consents") is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

         2.3 Capitalization. The authorized capital stock of the Company consists of 5,000 shares of common stock, without par value. There are 4,998 shares of the Company's common stock issued and outstanding, and these shares constitute the total issued and outstanding share capital of the Company. All of such shares have been duly authorized and validly issued, are fully paid, nonassessable, free of preemptive rights and held of record and beneficially by Seller. Seller has good and marketable title to the Shares and, upon Closing, Buyer will acquire good and marketable title to the Shares. There are no outstanding or authorized subscriptions, options, conversion or exchange rights, warrants, rights, repurchase or redemption agreements, or other agreements or commitments obligating the Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company. The Shares are not subject to any lien, claim, attachment, pledge, encumbrance or security interest.

         2.4 Subsidiaries. The Company has no subsidiaries. The Company is not a partner or joint venturer with any other person. The Company is not subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity. Except for 3,379 Class C shares of Les Laboratoires Quelab, Inc., the Company has no investments in any entity.

                                      4


         2.5 Financial Statements. Schedule 2.5 of the Disclosure Schedule sets forth true and complete copies of the unaudited balance sheets of the Company as at December 31, 1999 (the "Balance Sheet"), December 31, 1998 and December 31, 1997, and the unaudited consolidated statement of operations of the Company for the fiscal years ended December 31, 1999, December 31, 1998 and December 31 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company, and fairly present the financial condition and results of operations of the Company as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years subject to footnote disclosures.

         2.6 Absence of Undisclosed Liabilities. As of the date of the Balance Sheet (the "Balance Sheet Date"), the Company had no material liabilities or obligations of any nature required by United States generally accepted accounting principles ("GAAP") to be reflected or disclosed on the Balance Sheet that were not reflected or reserved against on the Balance Sheet. As of the date of this Agreement, the Company has no liabilities or obligations of any nature, including any liability for termination of the Acumedia Manufacturers, Inc. Defined Benefit Pension Plan and Trust, other than liabilities (a) reflected or reserved against on the Balance Sheet, (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (c) pursuant to one or more of the contracts and agreements referred to in Section 2.18 of this Agreement, or (d) that would not, in the aggregate, have a material adverse effect on the Company.

         2.7 Taxes. The Company has accurately prepared and duly and timely filed all federal, state, local and foreign tax and other returns and reports which were required to be filed, in respect of all income, receipts, franchise, excise, sales, use, property (real and personal), transfer, VAT, payroll and other taxes, fees, levies, customs, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever, including any interest, fines or penalties with respect thereto (collectively "Taxes"), and to the extent the liabilities of the Company for Taxes have not been fully discharged, adequate reserves have been established on the Balance Sheet. None of the federal, state, local, provincial or foreign Tax returns of the Company has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes. The Company is not in default in the payment of any Taxes due and payable or on any assessments received in respect thereof, and there are no claims pending or, to the knowledge of Seller and the Company, threatened, against the Company for past due Taxes. All Taxes incurred but not yet due have been fully accrued on the books of the Company or full reserves have been established therefor; the reserves indicated on the Balance Sheets are also adequate to cover all Taxes that may become payable by the Company in future periods in respect of any transactions or sales occurring on or prior to the date of the Balance Sheet. The Company (i) is not a "consenting corporation" with the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding company with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has no actual or potential liability for any Taxes of any person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise; and (iv) is not and has not been required to made a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337-(d)-2(b).

         2.8 Properties. The Company owns and has good and marketable title to all of the assets and properties reflected on the Balance Sheet or acquired by the Company since the date of Balance Sheet Date (except personal property sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any lien, claim or other encumbrance, except for (i) the liens,

                                      5


claims or other encumbrances reflected on the Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, and (iv) liens for taxes not yet delinquent. The Company has a valid leasehold interest in the premises located at 9601 Pulaski Park Drive, Suites 410-412, Baltimore, Maryland (the "Facility"). The Company owns and has good and marketable title to all equipment and other tangible assets reflected on the Balance Sheet, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. The Company has not received any notice that the Facility is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

         2.9 Environmental Matters. Except as disclosed on Schedule 2.9 of the Disclosure Schedule:

                  (a) The Company has never conducted or operated its business from any location other than the Premises.

                  (b) The Company and the Premises comply with all applicable Environmental Laws.

                  (c) No Hazardous Substances have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Premises (whether or not in reportable quantities) by the Company or its agents or invitees, or in any manner introduced onto the Premises by the Company or its agents or invitees, including, without limitation, the septic, sewage or other waste disposal systems serving the Premises, except in accordance with all applicable Environmental Laws. Schedule 2.9(c) of the Disclosure Schedule sets forth a list of materials originating at the Company's Facility for which the Company has arranged disposition under its EPA small quantity generator license.

                  (d) Neither Seller nor the Company has any knowledge of any threat of release of any Hazardous Substances on, under or from the Premises. There is no threat of release of any Hazardous Substances which the Company or its agents or invitees generated, stored, transported, utilized, disposed of, managed or owned.

                  (e) The Company has no liability for response or corrective action, natural resource damage, or other harm pursuant to any Environmental Laws; the Company is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving the Company or the Premises; there are no conditions or occurrences at the Premises which could form the basis for an Environmental Claim against the Company. There are no Environmental Enforcement Actions pending or, to the knowledge of Seller and the Company, threatened against the Company.

                  (f) Neither Seller nor the Company has received any notice from the United States Environmental Protection Agency or any other Governmental Authority claiming that (i) the Premises or any use thereof violates any of the Environmental Laws, or (ii) Seller, the Company or any of their employees or agents have violated any of the Environmental Laws.

                  (g) Neither Seller nor the Company has incurred any liability to the State of Maryland, the United States of America or any other Governmental Authority under any of the Environmental Laws.

                  (h) The Premises are not subject to any, and neither Seller nor the Company has any knowledge of any imminent, restriction on the ownership, occupancy, use, or transferability of the

                                      6


Premises in connection with any (i) Environmental Laws or (ii) Release, threatened Release, or disposal of Hazardous Substances.

                  (i) The Premises do not contain and have not contained any:
(i) underground storage tanks, (ii) any amount of asbestos-containing building material, (iii) any landfills or dumps, (iv) Hazardous Substances resulting in its classification as a hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (v) Hazardous Substances resulting in its classification as a site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

                  (j) The Company and its agents and invitees (including without limitation Seller, to the extent related to the Company, its business or the Premises) have not generated, stored, transported, utilized, disposed of, managed or released any Hazardous Substances on any parcel of real estate other than the Premises.

                  (k) There are no conditions or circumstances at or migrating from the Premises which pose a risk to the environment or the health or safety of persons.

                  (l) No environmental reports, investigations or audits relating to the Premises (collectively, "Reports") have been conducted by or on behalf of Seller or the Company, and, to the knowledge of Seller and the Company, no such Reports have been conducted by any governmental or other third party. Copies of all Reports identified on Schedule 2.9 of the Disclosure Schedule have been provided to Buyer.

                  (m) The following definitions apply to this Section 2.9:

                           (i) "CERCLA" shall mean the Comprehensive
Environmental Response Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, 42 USC 9601 et seq., and future amendments;

                           (ii) "Environmental Claim" shall mean any
investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (A) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Laws, (B) in connection with any Hazardous Substances, (C) from any abatement, removal, remedial, corrective, or other response action in connection with Hazardous Substances, Environmental Laws or other order of a Governmental Authority or (D) from any actual alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment;

                           (iii) "Environmental Enforcement Actions" means
actions or orders instituted, threatened, required or completed by any Governmental Authority and all claims made or threatened by any person against Seller or the Company with respect to the Premises arising out of or in connection with any of the Environmental Laws or the assessment, monitoring, clean-up, containment, re-mediation or removal of, or damages caused or alleged to be caused by, any Hazardous Substances (A) located on or under the Premises, (B) emanating from the Premises or (C) generated, stored, transported, utilized, disposed of, managed or released by the Company or by the Seller on, under or from the Premises;

                           (iv) "Environmental Laws" means federal, state and
local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, orders and the like applicable to (A) environmental conditions on, under or emanating from the Premises including, but not limited to, (a) laws

                                      7


of the State of Maryland; and the associated rules and regulations promulgated in connection with any of these laws, and (b) laws of the federal government commonly known as CERCLA, RCRA, the Toxic Substance Control Act, as amended, the Federal Water Pollution Control Act, as amended, and the Federal Clean Air Act; and the associated rules and regulations promulgated in connection with any of these laws; and (B) the generation, storage, transportation, utilization, disposal, management or release of Hazardous Substances by the Company (whether or not on, under or from the Premises) or Seller (on, under or from the Premises);

                           (v) "Governmental Authority" means agencies,
authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence;

                           (vi) "Hazardous Substances" shall mean,
collectively, (A) any "hazardous material," "hazardous substance," "hazardous waste," "oil," "regulated substance," "toxic substance," "restricted hazardous waste," "special waste" or words of similar import as defined under any of the Environmental Laws; (B) asbestos in any form; (C) urea formaldehyde foam insulation; (D) polychlorinated biphenyls; (E) radon gas;
(F) flammable explosives; (G) radioactive materials; (H) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the environment or the health and safety of occupants of the Premises or of the owners or occupants of any other real property nearby the Premises, and (I) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which on, under or from the Premises is prohibited or otherwise regulated pursuant to any of the Environmental Laws;

                           (vii) "Premises" shall mean all locations listed
on Schedule 2.9 of the Disclosure Schedule.

                           (viii) "RCRA" shall mean the Solid Waste Disposal
Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments; and

                           (ix) "Release" shall mean any spilling, leaking,
pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Substances.

         2.10 Accounts Receivable. All accounts and notes receivable of the Company shown on the Balance Sheet and all accounts and notes receivable acquired by the Company subsequent to the Balance Sheet Date have arisen in the ordinary course of business and have been collected, or are in the process of collection in the ordinary course of business in the aggregate recorded amounts thereof. Seller makes no representation as to the collectibility of any of the Company's accounts and notes receivable other than as set forth in Section 4.11 of this Agreement and on Schedule 4.11 of the Disclosure Schedule.

         2.11 Inventories. All Inventories (as defined below) of the Company are of a quality usable and saleable in the ordinary course of business, determined in accordance with GAAP. Items included in such Inventories are carried on the books of the Company, and are valued on the Balance Sheet at their last invoice prices and, as to finished goods, plus the product of (X) $4.00 per pound, multiplied by (Y) the amount (in pounds) of such finished goods. The term "Inventories" means all stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by the Company for manufacturing, assembly, processing, finishing, sale or resale to others, from time to time in the ordinary course of business of the Company in the form in which such inventories then are

                                      8


held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like. All special formula products or special label products on hand as of the Closing Date are saleable in the ordinary course of business.

         2.12 Fixed Assets. Schedule 2.12 of the Disclosure Schedule sets forth a list of all Fixed Assets (as defined below) used in the Company's business as of December 31, 1999, including a description and the book value thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of the Fixed Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The term "Fixed Assets" means machinery, equipment, tooling, production fixtures, maintenance machinery and equipment, furniture, leasehold improvements and construction in progress owned by the Company, or used exclusively by the Company in the conduct of its business and located at the Facility, including those items set forth on Schedule 2.12). All of the Fixed Assets are located at the Facility.

         2.13     Customers and Suppliers.

                  (a) Schedule 2.13 of the Disclosure Schedule identifies all customers of the Company included in the Company's Access database, and all trade suppliers of Seller or the Company since April 1999 which accounted for purchases, individually or in the aggregate, by the Company in excess of $5,000 per supplier. Except as set forth on Schedule 2.13, to the knowledge of Seller and the Company, the Company has good relations with its customers and suppliers; no customer has advised Seller or the Company that it will not purchase any products or services from the Company in the future or that it wishes to return any products previously purchased from the Company; and no supplier has advised Seller or the Company that such supplier will not sell materials or products to the Company in the future.

                  (b) Schedule 2.13 of the Disclosure Schedule identifies all of the Company's open purchase orders as of the day preceding the Closing Date.

                  (c) Schedule 2.13 of the Disclosure Schedule sets forth the true, correct and complete copy of the Company's standard form terms and conditions of sale.

                  (d) No outstanding purchase commitments by the Company are in excess of the normal, ordinary and usual requirements of the Company.

         2.14 Governmental Authorizations. Schedule 2.14 of the Disclosure Schedule sets forth a true, correct and complete list, of all governmental permits, licenses, franchises, concessions, zoning and other variances, certificates, consents, clearances, exemptions and other approvals, authorizations and orders (collectively "Permits") applicable to the Company, including without limitation all Permits required by applicable Environmental Laws with respect to the Company's operations at the Premises. All such Permits are presently in full force and effect, the Company is in material compliance with the requirements thereof and no suspension or cancellation of any of them is threatened so far as is known to Seller. The Company has all such Permits as are necessary to conduct its business as such business is conducted as of the date of this Agreement. Except for those consents or notices described in Schedule 2.2 of the Disclosure Schedule, to the knowledge of Seller and the Company, the sale of the Shares as contemplated hereby will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such sale, the consent or approval of any party to, or any other person or governmental authority having jurisdiction of, any such Permit.

                                      9


         2.15 Intellectual Property. The Company owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of its businesses as now conducted (collectively, the "Proprietary Rights"). With respect to the Company's Proprietary Rights:

                  (a) All license arrangements relating in any manner to any of the Proprietary Rights (whether or not in writing) are set forth on
Schedule 2.15(a) of the Disclosure Schedule. Except as disclosed in such
Schedule 2.15(a), the Company is in compliance with and is not in default under any of such license agreements, and, to the knowledge of Seller and the Company, all other parties to any of such license agreements are in full compliance with and are not in default under any of the license agreements.

                  (b) Schedule 2.15(b) of the Disclosure Schedule sets forth a complete list of all patents, trademarks and service marks used by the Company in the conduct of its business that are currently registered in any jurisdiction, and the Company has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Schedule 2.15(a)) and all filing or maintenance fees that are required to maintain such registrations that are due and payable as of the date of this Agreement have been paid and all associated maintenance filings have been made.

                  (c) Schedule 2.15(c) of the Disclosure Schedule sets forth a complete list of all unregistered trademarks, service marks, and trade names used by the Company in the conduct of its business, and the Company has good and marketable title to all such assets free and clear of all liens, charges and encumbrances (except for such license agreements listed in Schedule 2.15(a)).

                  (d) Schedule 2.15(d) of the Disclosure Schedule sets forth a complete list of all software that the Company has had written or developed by any person or entity not an employee of the Company (other than prepackaged, "off-the-shelf" software packages), lists the current owner of the copyright interest in such software, and if the Company is the current owner, lists the date of the written assignment of the copyright interest to the Company.

                  (e) To the knowledge of Seller and the Company, except as disclosed in Schedule 2.15(e) of the Disclosure Schedule, the Company has not infringed, misappropriated, or otherwise used in an unauthorized manner the proprietary rights (including but not limited to the patent, trade secret, trademark, trade dress, or copyright rights) of any third party.

                  (f) Neither Seller nor the Company has granted or committed to grant any rights in the Company's Proprietary Rights of any nature whatsoever to any third party except as disclosed in Schedule 2.15(f) of the Disclosure Schedule;

                  (g) Except as disclosed in Schedule 2.15(g) of the Disclosure Schedule, no claim has been asserted by any person or entity (i) to the effect that any action by the Company infringes on the intangible or intellectual property rights of any other person or entity; or (ii) that challenges or questions the right of the Company to use any of the Proprietary Rights being used by it; or (iii) which asserts the right of any third party to use such Proprietary Rights.

                  (h) Neither Seller nor the Company has any knowledge that any other person or entity is infringing upon or has misappropriated any of the Company's Proprietary Rights.

                                     10


         2.16 Insurance. Schedule 2.16 of the Disclosure Schedule sets forth a complete list of all of the general liability, fire, property damage, workers compensation, employer's liability and other insurance policies held by the Company or by Seller on its behalf, together with a list the names and addresses of all brokers and agents through which such policies were purchased. The Company is current in the payment of all premiums due on such insurance and the Company has not failed to give any notice or present any claim thereunder in due and timely fashion. To the knowledge of Seller and the Company, no basis exists which would jeopardize the coverage under any such insurance.

         2.17 Employee Relations. Schedule 2.17 of the Disclosure Schedule sets forth a list of all of the officers, employees and agents of Company and, for each individual, indicates his or her position, salary or wage rate and respective fringe benefits and any other remuneration paid or payable. Except as disclosed on such Schedule 2.17:

                  (a) There is not now in existence or pending, nor has there been within the last three years, any grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment or other employment dispute of any nature pending or, to the knowledge of the Seller and the Company, threatened against the Company.

                  (b) The Company has no collective bargaining agreements and is not a party to any written or oral, express or implied, other contract, agreement or arrangement with any labor union or any other similar arrangement that is not terminable at will by the Company without cost, liability or penalty.

                  (c) The Company is not a party to any written or oral contract, agreement or arrangement with any of its present or former directors, officers, employees or agents that is not terminable at will by the Company with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration, or with respect to any matter not disclosed on Schedule 2.17(c) of the Disclosure Schedule. Except as described on such Schedule 2.17(c), there is no claim pending or, to the knowledge of the Seller and the Company, threatened against the Company for violation of any of such contracts, agreements or arrangements.

                  (d) Upon termination of the employment of any of the Company's employees on or after the Closing Date, the Company shall not incur any liability for severance or termination pay or any other obligation to the Company's employees or to any person, entity or government other than pursuant to the Company's or Buyer's employment policies established on or after the Closing Date.

         2.17A    Employee Benefit Plans.

                  (a) Schedule 2.17A(a) of the Disclosure Schedule sets forth all "employee pension benefit plans", "employee welfare benefit plans" and "multi-employer plans" within the respective meanings of Sections 3(1) and 3(2) and 3(37) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), all incentive compensation plans, benefit plans for retired employees and all other employee benefit plans maintained by the Company or by the Seller for the benefit of employees of the Company, or to which Seller or the Company has made payments or contributions on behalf of the Company's employees since December 24, 1979, including, without limitation, all plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance and retirement benefits of any nature, whether formal or informal (each such plan is referred to individually as a "Plan", collectively as the "Plans").

                  (b) Except for any multi-employer plans, all Plans covered by the Code and ERISA are, and during all applicable limitation periods have been, in compliance with the Code and ERISA, and

                                     11



all retirement or pension Plans and welfare benefit Plans are qualified plans under the Code and each Plan is in compliance with the applicable provisions of the Code.

                  (c) There has been no transaction involving a Plan in connection with which the Company or any of its directors, agents, officers, or employees could be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or any similar provision of foreign law.

                  (d) Except as set forth on Schedule 2.17A(d) of the Disclosure Schedule, no Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust, except in compliance with notice and disclosure to the Internal Revenue Service ("IRS"), the Department of Labor and the Pension Benefit Guaranty Corporation ("PBGC"); and any such termination, partial termination, curtailment, discontinuance or merger has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

                  (e) There are no payments that have become due from any Plan, the trusts created thereunder, or from Seller or the Company which have not been paid through normal administrative procedures to the Plan participants or beneficiaries entitled thereto.

                  (f) Seller or the Company has made full and timely payment of all required and discretionary contributions to the Plans, and no unfunded liability exists with respect to any Plan.

                  (g) There has been no "reportable event" as defined in
Section 4043 of ERISA with respect to any Plan or any trust created thereunder.

                  (h) None of the Plans is a "defined benefit plan" within the meaning of Section 3(35) of ERISA and none is subject to Title IV of ERISA.

                  (i) Seller, the Company and all of their current or former directors, officers, employees, or agents do not have any outstanding liabilities of any nature to the PBGC, the IRS, or the Department of Labor in any way relating to the Plans, and all annual returns required to be filed with respect to the Plans have been timely filed.

                  (j) Neither Seller nor the Company is a party to or otherwise subject to any express or implied agreement or plan to provide health coverage or other benefits to current or former employees of the Company except as set forth in Schedule 2.17A(j) of the Disclosure Schedule.

                  (k) Except as set forth on Schedule 2.17A(k) of the Disclosure Schedule, neither Seller nor the Company is a party to or otherwise subject to any express or implied agreement or plan to provide any employee benefits, wages, deferral compensation, or any other form of benefit or remuneration to current or former employees of the Company beyond the Closing Date.

                  (l) With respect to all of its employees, former employees and qualified beneficiaries as of the Closing Date, the Company has complied with all applicable health care continuation requirements under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the regulations thereunder (collectively, "COBRA").

                                     12


         2.18 Agreements and Documents. Seller has previously furnished or made available to Buyer true, correct and complete copies of each document that is referred to in this Section 2.18, all of which are listed in Schedule
2.18 of the Disclosure Schedule:

                  (a) each document related to interests in real property owned, leased or otherwise used or claimed by the Company;

                  (b) (i) each agreement of the Company which involves aggregate future payments by or to the Company of more than $10,000 or any agreement whose term extends beyond one year after the date hereof; and (ii) each agreement containing any covenant restricting the freedom of the Company to compete in any line of business or with any person;

                  (c) all employment or similar compensation agreements of the Company which may not be terminated by the Company without penalty within thirty days after the Closing;

                  (d) all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of the Company (or applying to the Company) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof;

                  (e) each agreement or other instrument or arrangement defining the terms on which any indebtedness of the Company (or a guarantee by the Company of indebtedness) is or may be issued;

                  (f) the names and addresses of all banks in which the Company has accounts or lines of credit, and with respect to each such account or line of credit, the account numbers thereof and the names of all persons authorized to drawn thereon;

                  (g) all agency, distributor, sales representative and similar agreements relating primarily to the business of the Company;

                  (h) all licenses or similar agreements of the Company with respect to patents, trademarks, copyrights, or other intellectual property; and

                  (i) all non-competition, inventions assignment and non-disclosure agreements with the current employees of the Company and all such agreements in the possession of the Company with former employees of the Company

                  The Company is not a party to any oral contract or agreement which would be required to have been furnished or made available to Buyer under this Section had such contract or agreement been committed to writing.

                  There is no default or breach, or claimed or purported or alleged default or breach, or, to the knowledge of Seller and the Company, basis on which with notice or lapse of time or both, a default or breach would exist, in any obligation on the part of any party (including the Company) to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in this Section, and, upon the Company obtaining the Required Consents, none will arise upon the purchase and sale of the Shares as contemplated by this Agreement that would give rise to a right to terminate such agreement on the part of the other party.

         2.19 No Changes. Except as set forth on Schedule 2.19 of the Disclosure Schedule, since the Balance Sheet Date there has not been:

                                     13


                  (a) any adverse change in the business, financial condition or assets of the Company;

                  (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business of the Company;

                  (c) any declaration, setting aside or payment of any dividend, or other distribution, in respect of any capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of such stock;

                  (d) any employment or deferred compensation agreement entered into between the Company and any of its officers, directors, employees or consultants;

                  (e) any labor union activity (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting the Company;

                  (f) any mortgage, lien, attachment, pledge, encumbrance or security interest created on any asset of the Company, or assumed by the Company with respect to any such assets, except for liens permitted under
Section 2.8;

                  (g) any indebtedness or other liability or obligation incurred, or other transaction engaged in, by the Company, except those in the ordinary course of business and except for the sale of the Shares as contemplated by this Agreement;

                  (h) any obligation or liability discharged or satisfied by the Company, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                  (i) any sale, assignment, lease, transfer or other disposition of any asset of the Company, except in the ordinary course of business;

                  (j) any adverse amendment, termination or waiver of any right belonging to the Company; or

                  (k) any increase in the compensation or benefits payable or to become payable by the Company to any of its officers or employees;

                  (l) any change with respect to the manner of conducting it business or with respect to its method of accounting; or

                  (m) any commitment, contract, agreement, license, lease or transaction entered into other than in the ordinary course of business.

         2.20 Litigation or Proceedings. Except as set forth on Schedule 2.20 of the Disclosure Schedule, the Company is not engaged in, or a party to, or, to the knowledge of Seller and the Company, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority. No basis for any such claim or legal action or other proceeding or governmental investigation exists based on any action or inaction of the Company since January 31, 1997. There are no orders, rulings, decrees, judgments or stipulations to which the Company is a party by or with any court, arbitrator or governmental authority affecting the Company.

                                     14


         2.21 Compliance with Laws. The Company (i) is in material compliance with all federal, state, local or foreign laws, ordinances, regulations, rules or orders applicable to it, including without limitation, (A) federal, state, local or foreign laws, executive orders and regulations respecting employment and employment practice, terms and conditions of employment, occupational safety, wages and hours and (B) all applicable Environmental Laws; (ii) has not received any complaint from any governmental authority, and, to the knowledge of Seller and the Company, none is threatened, alleging that the Company has violated any such law, ordinance, regulation, rule or order; and (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of the Company by condemnation or right of eminent domain and, to the knowledge of Seller and the Company, no such proceeding is threatened. Without limiting the generality of the foregoing, the Company is in material compliance with all current applicable laws, regulations, rules and orders administered or issued by the U.S. Food and Drug Administration ("FDA"). The Company has provided to Buyer copies of all 483 forms, warning letters related to Good Manufacturing Practice ("GMP") violations, and FDA establishment inspection reports it has available, together with the Company' s responses thereto to FDA, as set forth on Schedule 2.21 of the Disclosure Schedule. Schedule 2.21 of the Disclosure Schedule sets forth a general description of the Company's GMP and FDA documentation, copies of which have previously been provided or made available to Buyer.

         2.22 Brokers and Finders. Neither Seller nor the Company has employed any broker, agent or finder or incurred any liability on behalf of Buyer or the Company for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

         2.23 Warranties and Product Liability. Schedule 2.23 of the Disclosure Schedule sets forth a true and correct list and description of all outstanding standard product warranties and guaranties given by the Company with respect to its business and all other product warranties and guaranties now in effect with respect to products manufactured or sold by the Company. Except as described in Schedule 2.23 of the Disclosure Schedule, there are no pending claims or actions against the Company for breach of warranty or based upon product liability (whether based on tort or contract principles) and, to the knowledge of Seller and the Company, no such claims or actions are threatened. There are no defects in craftsmanship, design or engineering with respect to any product now or previously sold or manufactured by the Company which may constitute the basis for any such claim against the Company. All products previously sold by the Company were (a) free from defects in materials and workmanship and (b) sold prior to the expiration of their stated shelf life.

         2.24 Disclosure. No representation or warranty by Seller or Company contained in this Agreement and no statement contained in the Schedules or any other document, certificate or other instrument delivered or to be delivered at the Closing by or on behalf of Seller and Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         2.25. Certain Non-Compete Agreements. Dale A. Williams, Sr. has reaffirmed his obligations under his Non-Compete Agreement dated January 30, 1997 with Seller and his Invention and Non-Disclosure Agreement dated January 30, 1997 with Seller pursuant to the letter agreement dated March 9, 1999 between Seller and Mr. Williams, and such agreements continue in full force and effect in accordance with their respective terms. Leslie V. Cunningham has reaffirmed his obligations under his Non-Compete Agreement dated January 30, 1997 with Seller and his Invention and Non-Disclosure Agreement dated January 30, 1997 with Seller pursuant to the letter agreement dated April 16, 1999 between Seller and Mr. Cunningham, and such agreements continue in full force and effect in accordance with their respective terms. To the knowledge of Seller and the Company, neither Dale A. Williams, Sr.

                                     15


nor Leslie V. Cunningham is in default or has any current plan to default under any obligation under his respective Non-Compete Agreement and Invention and Non-Disclosure Agreement with Seller.

                                  ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows.

         3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has full corporate power and authority to own and operate its assets and to carry on its business as now being conducted.

         3.2 Authority. Buyer has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Buyer, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of its assets. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

         3.3 Brokers and Finders. Buyer has not employed any broker, agent or finder or incurred any liability on behalf of the Company or Seller for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

         3.4 Due Diligence. Buyer and its representatives have been afforded access to the books, records and premises of the Company and have been given the opportunity to meet with officers, employees and other representatives of the Company for the purpose of obtaining information with respect to the business of the Company in order to determine whether to proceed with the transactions contemplated by this Agreement.

         3.5 Accredited Investor. Buyer is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended.

                                  ARTICLE 4
                           COVENANTS AND AGREEMENTS

         4.1 Expenses. Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and

                                     16


accountants. All federal, state and local sales, transfer or similar taxes required to be paid in respect of the transfer of the Shares shall be paid by Buyer.

         4.2 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         4.3 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Buyer and Seller, which approval shall not be unreasonably withheld; provided, however, that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

         4.4      Noncompetition Agreement.

                  (a) Undertaking. Seller for itself and its affiliates agrees that neither it nor any of its affiliates will directly or indirectly, anywhere in the United States of America or any other country of the world:

                           (i) for a period of five (5) years after the
Closing Date, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling bulk dehydrated culture media products of the kind or type marketed or sold by the Company before the Closing Date (provided, however, that nothing contained herein shall limit Seller or its affiliates from developing, producing, marketing or selling products of the kind or type currently marketed or sold by Seller before the Closing Date, including without limitation its existing SimPlate(TM) products and water testing products); or

                           (ii) for a period of three (3) years after the
Closing Date, recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

                  (b) Interpretation and Remedies. The parties hereto agree that the duration, geographic scope and ambit of the noncompetition provision set forth in this Section 4.4 are reasonable. In the event that any court of competent jurisdiction determines that the duration, the geographic scope, the ambit, or any of the foregoing, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period, in the greatest area and to the greatest extent that would not render it unenforceable. The parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. If Seller breaches or threatens to breach this Section 4.4, Seller agrees that Buyer shall be entitled to an injunction restraining such breach. Nothing contained in this
Section 4.4 shall be construed to preclude Buyer from pursuing any other or additional remedies available to it for such breaches, including monetary or other remedies available at law or equity.

                                     17


         4.5 Confidentiality of Information.

                  (a) Seller agrees that (i) all current and future non-public information regarding the Company is confidential and proprietary information about the Company ("Confidential Information") and (ii) it will not disclose, directly or indirectly, such Confidential Information or use it for any purpose other than for the benefit of Buyer or the Company. The obligations of confidentiality in this Section 4.5 shall not apply to any information which (i) was known to the public prior to receipt by Seller;
(ii) is or becomes generally available to the public other than as a breach of this Agreement by Seller; (iii) is disclosed to Seller by a third party having a legal right to make such disclosure; or (iv) is required to be disclosed in compliance with applicable law or legal process. The obligations under this Section 4.5 shall terminate on the fifth anniversary of the Closing Date.

                  (b) The parties agree that if Seller uses any of the Company's Confidential Information or if Seller otherwise discloses any such Confidential Information to any other person, entity or organization, that improper use or disclosure may have a devastating and serious impact on the Company's ability to successfully compete and may, therefore, result in immediate and irreparable injury, loss or damage to the Company. The parties agree that in such event, in addition to Buyer's right to recover damages for a breach of this Agreement, Buyer shall be entitled to obtain a temporary restraining order or a preliminary injunction from a court of competent jurisdiction to prevent Seller, its consultants or independent contractors from engaging in any further use or disclosure of any Company's Confidential Information.

         4.6 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

                  (a) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, including income Tax Returns described in Subsection 4.6(c) with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company. Seller shall provide a copy to Buyer of any such returns upon completion and filing of same. Seller shall pay all Taxes associated with these Tax Returns.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. Buyer shall provide a copy to Seller of any such returns upon completion and filing of same. Buyer shall pay all Taxes associated with these Tax Returns; provided, however, that Seller shall reimburse Buyer for the amount of Tax that would have been due for the portion of any such Tax Period ending on the Closing Date, as though such Tax Period had ended on the Closing Date. Seller agrees to provide Buyer with all such information as Buyer may reasonably request to permit it to file such Tax Returns, including a pro forma calculation of Maryland taxable income for the Company with respect to the period from January 1, 2000 through the Closing Date.

                  (c) Consolidated, Combined and Unitary Income Tax Returns for Periods Through the Closing Date. Seller will include the income (or loss, if applicable) of the Company (including any deferred income triggered into income by Reg. ss.1.1502-13 and Reg. ss.1.1502-14 and any excess loss accounts taken into income under Reg. ss.1.1502-19) on the Seller consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Further, Seller will include the income (or loss, if applicable) of the Company on the Seller consolidated, combined, or unitary state income Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. The Company will furnish Tax information to Seller for

                                     18


inclusion in Seller's federal and state income Tax Returns for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income (or loss, if applicable) of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  (d) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company, and any amounts (excluding reductions in tax liability arising from the utilization of income tax net operating loss carryforwards or tax credits) credited against Tax to which Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit or other tax liability reduction within fifteen (15) days after receipt thereof or entitlement thereto. Buyer and the Company agree to provide adequate information in order to meet the requirements of this Subsection 4.6(d). Seller makes no representation as to any net operating loss carryforwards, including without limitation as to their validity or utility.

                  (e)      Cooperation on Tax Matters.

                           (i) Buyer and the Company on the one hand, and
Seller on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                           (ii) Each of Buyer and Seller agrees, upon request
from the other, to use its commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

                           (iii) Each of Buyer and Seller agrees, upon
request from the other, to provide the other with all information that it may be required to report pursuant to ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (f) Tax Sharing Agreements. All tax sharing or similar agreements with respect to or involving the Company are hereby terminated and of no further force or effect as of the Closing Date for any taxable year (whether the current year, a future year, or a past year), and the Company is not bound thereby nor after the Closing shall it have any liability thereunder.

                  (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable law, Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                                     19


                           (h) Taxes of Other Persons. Seller shall indemnify
and defend Buyer for all Damages suffered by Buyer as a result of any liability of the Company for Taxes of any person other than the Company under Reg.ss.1.1502-6 (or any similar provision of state, local or foreign law).

                           (i) Definitions. Capitalized terms used in this
Section which are not otherwise defined have the respective meanings ascribed to them as follows:

                               "Code" has the meaning set forth in Section
2.7 of this Agreement.

                               "Damages" has the meaning set forth in Section
5.7 of this Agreement.

                               "Reg." means Treasury Department Regulations
promulgated under the Code.

                               "Tax" has the meaning set forth in Section 2.7
of this Agreement.

                               "Tax Return" means any return, declaration,
report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         4.7 Audit of Company Financial Statements. Seller acknowledges that Buyer desires to have the Company's financial statements for the year ended December 31, 1999 audited by Seller's independent public accountants, or other mutually acceptable independent public accountants, within 60 days after the Closing Date. Buyer shall bear the first $10,000 of the cost of any such audit, and Seller shall pay the balance of such cost, if any. Seller and Buyer agree to use reasonable efforts to cooperate to facilitate such audit.

         4.8      Employee Benefit Policies and Programs.

                  (a) Buyer shall allow all employees of the Company as of the Closing Date ("Employees") to enroll in Buyer's group medical and hospitalization plans effective as of the Closing Date. Such Employees shall not be subject to any waiting periods for participation or pre-existing condition limitations in such plans.

                  (b) Buyer shall grant all Employees credit for all service with the Company or Seller prior to the Closing for all purposes (i) with respect to Buyer's vacation policies and (ii) under Buyer's flexible spending account plan. Buyer shall also, or shall cause the Company to, reimburse Dr. Rex Hamilton for any relocation expenses incurred on or after the Closing Date in accordance with Buyer's policies, in an amount up to $20,000 less amounts previously reimbursed by Seller or the Company, for Dr. Hamilton's relocation expenses incurred before the Closing Date.

                  (c) The Company shall not maintain any of the Seller Plans after the Closing, and Seller shall promptly after Closing remove the Company as a participating employer in the Plans, effective as of the Closing Date. Seller shall be responsible under the Plans for benefits claims made by former Employees under the Plans after the Closing Date, including without limitation making available COBRA health care continuation benefits to former Employees and their qualified beneficiaries who elect such benefits.

         4.9 Sharing of Data. Seller shall have the right for a period of five years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information of the Company for the limited purposes of concluding its involvement with the Company before the

                                     20


Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Buyer shall have the right for a period of five years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Company or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

         4.10     Transitional Use of Names.

                  (a) The Company may continue to use existing supplies of invoices, packaging and promotional and sales materials bearing corporate names, trade names and/or trademarks including the words "IDEXX" and "IDEXX Laboratories" from the Closing Date through December 31, 2000, but shall use reasonable efforts to ensure that its customers and clients are aware that the Company is not owned by, and its products are no longer affiliated with, Seller. Notwithstanding the foregoing, Seller may terminate such right upon notice to Buyer if Seller determines that any products sold by the Company after the Closing Date fail to conform to quality standards which are consistent with the same level of the Company's practice prior to Closing.

                  (b) Seller may continue to use existing supplies of corporate, promotional and sales materials bearing corporate names, trade names and/or trademarks including the words "Acumedia" and Acumedia Manufacturers" from the Closing Date through December 31, 2000, but shall use reasonable efforts to ensure that the public, its customers and clients are aware that the Company is not owned by, and its products are no longer affiliated with, Seller.

                  (c) The rights granted by Sections 4.10(a) and (b) shall be personal to the Company and Seller, respectively, and neither Seller, the Company nor Buyer shall have any right to transfer, directly or indirectly, any of such rights to any other person or entity.

                  (d) Except as expressly set forth, and to the extent set forth, herein, no license is granted hereunder for the use of any trademark, service mark or trade name owned by Seller or the Company, and no party shall use any such trademark, service mark or trade name of the other (including without limitation the names and trademarks referred to in this Section 4.10) in any manner or for any purpose.

         4.11 Guaranteed Receivables. Schedule 4.11 sets forth a categorization of the accounts receivable of the Company existing on the day before the Closing Date ("Closing A/R") into one of the following five categories, as mutually agreed by Seller and Buyer: (1) collectible in full;
(2) slow, but collectible in full; (3) high risk; (4) bad debt; and (5) disputed amount (regardless of the reason) ("Stratified Accounts Receivable").

         Closing A/R listed in Categories (1) and (2) of such Schedule 4.11 shall be transferred and assigned to Buyer at Closing without any representation or warranty as to their collectibility, with the exception of the following customers: PML Microbiologicals; Med-Ox Diagnostics, Inc.; Binax and AKO (the "Guaranteed Category 2 Receivables"). With respect to these customers, Buyer will use commercially reasonable efforts to collect all Guaranteed Category 2 Receivables for 120 days after the Closing Date. If, notwithstanding such efforts, such Guaranteed Category 2 Receivables have not been collected within 120 days after the Closing Date, then Buyer shall either elect to retain ownership of such Guaranteed Category 2 Receivables, in which case Buyer shall accept them without any representation or warranty as to collectibility, or shall cause the Company to assign any such uncollected Guaranteed Category 2 Receivables to Seller. Buyer shall notify Seller of its election within five days after such 120-

                                     21


day period; and if Buyer does not so notify Seller, it shall be deemed to have elected to retain such receivables. If Buyer elects to assign any such uncollected Guaranteed Category 2 Receivables to Seller, then Seller shall reimburse Buyer, by wire transfer of immediately available funds, within five business days after such assignment, the aggregate recorded amount thereof. In such event, Buyer and the Company shall provide Seller with such access to those books and records of the Company, and such other cooperation, as shall be reasonably requested to permit Seller to collect such uncollected Guaranteed Category 2 Receivables.

         Closing A/R listed in Category (3) of such Schedule 4.11 shall be transferred and assigned to Buyer at Closing (the "Guaranteed Category 3 Receivables"). Buyer will use commercially reasonable efforts to collect all Guaranteed Category 3 Receivables for 60 days after the Closing Date. If, notwithstanding such efforts, such Guaranteed Category 3 Receivables have not been collected within 60 days after the Closing Date, then Buyer shall cause the Company to assign any such uncollected Guaranteed Category 3 Receivables to Seller, and Seller shall reimburse Buyer, by wire transfer of immediately available funds, within five business days after such assignment, the aggregate recorded amount thereof. In such event, Buyer and the Company shall provide Seller with such access to those books and records of the Company, and such other cooperation, as shall be reasonably requested to permit Seller to collect such uncollected Guaranteed Category 3 Receivables.

         Closing A/R listed in Categories (4) and (5) of such Schedule 4.11 will not be transferred to Buyer. Buyer and the Company shall provide Seller with such access to those books and records of the Company, and such other cooperation, as shall be reasonably requested to permit Seller to collect Closing A/R listed in Categories (4) and (5).

         Buyer will not offer to customers with Guaranteed Category 2 Receivables and Guaranteed Category 3 Receivables any pricing, discounts or other concessions in order to collect such receivables. Buyer may apply payments received from such customers as specifically directed by the customer; however, Buyer will encourage such customers to apply any payments received to the oldest invoice first, and in absence of any instructions from customers to the contrary will apply any payments received to the oldest invoice first.

         In the event that Seller or Buyer party receives payments with respect to accounts receivable belonging to the other, the receiving party shall promptly transmit the payment to the other party. If a payment is received which does not specify which party is the proper recipient of such payment, and both parties have an account receivable from the payor, the receiving party shall first make a reasonable inquiry, including contacting the payor, in order to ascertain the account receivable to which the payment was intended to apply. If, after such inquiry, the receiving party is unable to determine to which account receivable the payment was intended to apply, the payment shall be applied to the oldest account receivable which is outstanding.

         4.12 Transfer of Records and Materials. Upon the Closing, Seller shall deliver to Buyer or the Company (i) all material relating to the Company's MAS 90 product and (ii) the originals or true and correct photocopies of all business records relating to the Company that are located at the Facility. Within 20 days after the Closing Date, Seller shall deliver to the Company the originals or true and correct photocopies of all other business records relating to the Company wherever located, including Westbrook, Maine. The term "business records" shall be interpreted very broadly, including but not limited to sales material, customer lists, prospect lists, costs, marketing information, supplies, catalogs, software code and documentation (to the extent owned by the Company or permitted to be transferred pursuant to this Agreement) and similar records. Seller shall deliver all of such records in both hard copy and electromagnetically, if available in such format.

                                     22


         4.13 Telephone Calls. Until December 31, 2000, Seller agrees to (i) maintain its 800-321-0207 telephone number ("800 Line"); and (ii) encourage customers or others making inquiry regarding Company's products, on the 800 Line or otherwise, to call the Company at a telephone number to be supplied by Buyer or the Company after the Closing.

         4.14 Commercial Software. Promptly after Closing, Buyer shall purchase, or shall cause the Company to purchase, a copy of the Microsoft software applications (including without limitation MS Office) that are installed on the personal computers at the Company's Facility (one copy for each personal computer), and Buyer shall provide Seller copies of the paid invoices for such software applications.

                                  ARTICLE 5
                               INDEMNIFICATION

         5.1 Indemnification by Seller. Seller shall indemnify and defend Buyer for the full amount of all Damages (as defined in Section 5.7 below) suffered by Buyer resulting from:

                  (a) the breach of any representation or warranty made by Seller or the Company in or pursuant to this Agreement;

                  (b) any failure by Seller to perform any obligation or comply with any covenant or agreement of Seller specified herein in this Agreement or in any other document executed at the Closing;

                  (c) any claim (i) for wages or fringe benefits made by any employee of the Company with respect to the period ending immediately preceding the Closing Date; (ii) for severance payments or other liabilities with respect to the termination of any employees of the Company by the Company or Seller prior to the Closing Date; (iii) by any employee of the Company against the Company, in its capacity as the employer of such employee, arising out of any matter occurring or not occurring, as the case may be, prior the Closing Date; and (iv) with respect to the injury or death of any such employee arising out of events occurring prior to the Closing Date;

                  (d) any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product sold, or service provided, by the Company prior to the Closing Date; and

                  (e) any claim, whether based in tort, contract or otherwise, which claim arises under, is based upon, or relates to any Federal, state, local or foreign environmental law, that is based on any facts occurring or not occurring, as the case may be, prior to the Closing Date.

                  The parties agree that any claim for indemnification under
Section 5.1(a) that is simultaneously a claim pursuant to Section 5.1(b),
(c), (d) or (e) shall, for purposes of the limitations on indemnification set forth in Section 5.2, be deemed to fall under Section 5.1(b), (c), (d) or
(e).

         5.2 Limitations on Indemnification by Seller. Notwithstanding the foregoing Section 5.1, the right of Buyer to indemnification shall be subject to the following provisions:

                  (a) No indemnification shall be payable to Buyer by Seller pursuant to Section 5.1(a) unless the total of all claims for indemnification pursuant to Section 5.1(a) shall exceed $50,000 in the aggregate, whereupon Buyer shall be entitled to recover the aggregate amount of such claims in accordance with the terms hereof, and not just those claims in excess of the foregoing amount. Individual claims involving Damages of less than $2,000 shall not be indemnified and shall not be applied in

                                     23


determining whether the aggregate Damages exceed the foregoing threshold. No such limitations shall apply to claims made by Buyer with respect to Sections 5.1(b), (c), (d) and (e) of this Agreement.

                  (b) No indemnification shall be payable to Buyer pursuant to Section 5.1(a) for amounts in excess of 70% of the Purchase Price in the aggregate. Notwithstanding the foregoing, such limitation shall not apply to claims made by Buyer pursuant to Sections 5.1(b), (c), (d) and (e) of this Agreement.

                  (c) No indemnification shall be payable to Buyer pursuant to Section 5.1(a) with respect to any claim asserted by Buyer after the second anniversary of the Closing Date (the "Termination Date"); provided, however, that the foregoing shall not apply to claims resulting from any breach of the representations and warranties contained in (i) Section 2.24, as to which no indemnification shall be payable to Buyer with respect to any claim asserted by Buyer after 12 months after the Closing Date; (ii) Section 2.20, as to which no indemnification shall be payable to Buyer with respect to any claim asserted by Buyer after the third anniversary of the Closing Date; (iii) Section 2.7, as to which no indemnification shall be payable to Buyer with respect to any claim asserted by Buyer after six months after the expiration of the applicable statute of limitations; or (iv) Sections 2.1, 2.2, 2.3, 2.4 or 2.8 (but, as to such Section 2.8, only as to claims with respect to the good and marketable title to the assets and properties reflected on the Balance Sheet or acquired by the Company since the date of Balance Sheet Date), with respect to which Buyer shall be entitled to assert claims without limitation as to time.

                  (d) No indemnification shall be payable to Buyer pursuant to Section 5.1(c) with respect to any claim asserted by Buyer after the Termination Date. Buyer shall be entitled to indemnification pursuant to Sections 5.1(b), (d) and (e) without limitation as to time.

         5.3 Indemnification by Buyer. Buyer and the Company, jointly and severally, shall indemnify and defend Seller for the full amount of all Damages suffered by Seller resulting from:

                  (a) the breach of any representation or warranty made by Buyer in or pursuant to this Agreement;

                  (b) any failure by Buyer to perform any obligation or comply with any covenant or agreement of Buyer specified herein or in any other document executed at the Closing;

                  (c) any claim (i) for wages or fringe benefits made by any employee of the Company with respect to the period commencing on the Closing Date; (ii) for severance payments or other liabilities with respect to the termination of any employees of the Company by the Company or Buyer on or after the Closing Date (including any claim alleging the wrongful termination of any such employee by the Company or Buyer on or after the Closing Date and including any claim of constructive termination arising out of the consummation of the transactions contemplated by this Agreement) to the extent that the claim relates to a matter occurring or not occurring, as the case may be, on or after the Closing Date; (iii) by any employee of the Company against the Company, in its capacity as the employer of such employee, arising out of any matter occurring or not occurring, as the case may be, on or after the Closing Date; and (iv) with respect to the injury or death of any such employee arising out of events occurring on or after the Closing Date;

                  (d) any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product sold, or service provided, by Buyer or the Company on or after the Closing Date; and

                                     24



                  (e) any claim, whether based in tort, contract or otherwise, which claim arises under, is based upon, or relates to any Federal, state, local or foreign environmental law, that is based on any facts occurring or not occurring, as the case may be, on or after the Closing Date.

                  The parties agree that any claim for indemnification under
Section 5.3(a) that is simultaneously a claim pursuant to Section 5.3(b),
(c), (d) or (e) shall, for purposes of the limitations on indemnification set forth in Section 5.4, be deemed to fall under Section 5.3(b), (c), (d) or
(e).

         5.4 Limitations on Indemnification by Buyer. Notwithstanding the foregoing Section 5.3, the rights of Seller to indemnification shall be subject to the following provisions

                  (a) No indemnification shall be payable to Seller by Buyer pursuant to Section 5.3(a) unless the total of all claims for indemnification pursuant to Section 5.3(a) shall exceed $50,000 in the aggregate, whereupon Seller shall be entitled to recover the aggregate amount of such claims in accordance with the terms hereof, and not just those claims in excess of the foregoing amount. Individual claims involving Damages of less than $2,000 shall not be indemnified and shall not be applied in determining whether the aggregate Damages exceed the foregoing threshold. No such limitations shall apply to claims made by Seller with respect to Sections 5.3(b), (c), (d) and
(e) of this Agreement.

                  (b) No indemnification shall be payable to Seller pursuant to Section 5.3(a) for amounts in excess of 70% of the Purchase Price in the aggregate. No such limitation shall apply to claims made by Seller with respect to Sections 5.3(b), (c), (d) and (e) of this Agreement.

                  (c) No indemnification shall be payable to Seller pursuant to Section 5.3(a) with respect to any claim asserted by Seller after the Termination Date; provided, however, that the foregoing shall not apply to claims resulting from any breach of the representations and warranties contained in Sections 3.1 and 3.2, with respect to which Seller shall be entitled to assert claims without limitation as to time.

                  (d) No indemnification shall be payable to Seller pursuant to Section 5.3(c) with respect to any claim asserted by Seller after the Termination Date. Seller shall be entitled to indemnification pursuant to Sections 5.3(b), (d) and (e) without limitation as to time.

         5.5      Notice; Defense of Claims.

                  (a) Promptly after receipt by any indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder are reasonably likely to apply, such party shall give notice thereof in writing to the other party (the "Indemnifying Party"). Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense. Failure to give notice as required pursuant to this Agreement shall not relieve the Indemnifying Party of its indemnification obligations hereunder unless the failure to give notice to the Indemnifying Party materially prejudices the Indemnifying Party.

                  (b) The Indemnifying Party shall have the right, exercisable upon written notice to the party demanding indemnification (the "Indemnified Party") within 20 days after receiving the notice referred to in
Section 5.5(a), at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnifying Party shall keep the Indemnified Party apprised of developments with respect to any such claim, action or proceeding, and the Indemnified Party shall have the right to consult with the Indemnifying Party, and to participate therein, subject to the Indemnifying Party's right of control thereof, at the Indemnified Party's expense and with counsel selected by the Indemnified Party. If the Indemnifying Party shall notify the Indemnified Party that the

                                     25



Indemnifying Party has elected to assume any such defense, contest or protest, then the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expense subsequently incurred by the Indemnified Party in connection therewith.

                  (c) If the Indemnifying Party does not notify the Indemnified Party of its election to defend any claim as provided in Section 5.5(b), then the Indemnified Party may defend, contest, protest, settle and otherwise control the resolution of such claim, action or proceeding. The Indemnified Party shall keep the Indemnifying Party apprised of developments with respect to any such claim, action or proceeding, and the Indemnifying Party shall have the right to consult with the Indemnified Party, and to participate therein, subject to the Indemnified Party's right of control thereof, at the Indemnifying Party's expense and with counsel selected by the Indemnifying Party. If such event, then the Indemnified Party shall not be liable to the Indemnifying Party hereunder for any legal or other expense subsequently incurred by the Indemnifying Party in connection therewith.

         5.6 Payment of Claims. All claims (other than claims made by third parties which are the subject of a good faith dispute between the Indemnified Party (or the Indemnifying Party) and any such third party) shall be paid or otherwise satisfied by the Indemnifying Party within 60 days after notice thereof is given by the Indemnified Party. The Indemnified Party shall not off-set any Damages claimed by it against any amount the Indemnified Party may then owe to the Indemnifying Party unless and until (i) the Indemnifying Party has agreed in writing to such off-set or (ii) the Indemnifying Party has obtained a nonappealable judgment from a court of competent jurisdiction specifying the amount of such Damages.

         5.7 Definition of Damages. An Indemnified Party shall be entitled to recover the full amount of any liabilities, losses, debts, obligations, monetary damages, fines, fees, penalties, deficiencies, expenses (including amounts paid in settlement, interest obligations, court costs, the reasonable costs of investigators, the reasonable fees and expenses of attorneys, accountants, financial advisors or other experts, and other reasonable expenses of litigation or administrative proceedings) incurred due to the matter for which indemnification is sought, but any recovery shall be net of any economic benefit to which the Indemnified Party is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds to which the Indemnified Party is entitled (including self-insured amounts) and (iii) any warranty reimbursements (collectively, "Damages"). In no event shall any Indemnified Party be awarded punitive or multiple damages, except with respect to a breach of Section 2.25 of this Agreement (provided, that this exception does not modify any of the limitations set forth in Section 5.2 of this Agreement).

         5.8 Limitation on Remedies. It is specifically understood and agreed that, in the absence of fraud by any party hereto, in the event a misrepresentation or breach of warranty or covenant is discovered by any party after the Closing, such party's remedies shall be limited solely to the indemnification set forth in this Article 5 of this Agreement.

         5.9 Waiver of Claims. Seller waives any and all claims it has for contribution or breach of contract against the Company arising out of this Agreement for any breach of this Agreement by the Company. Any Damages payable to Buyer as a result of this Agreement shall be paid solely by Seller and not by the Company.

                                  ARTICLE 6
                                MISCELLANEOUS

         6.1 Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given (a) when actually received, if by fax, (b) one day after deposit with a nationally recognized air courier or express mail, charges

                                     26



prepaid, (c) on the date of delivery, if delivered in person, or (d) three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Seller:
                           IDEXX Laboratories, Inc.
                           One IDEXX Drive
                           Westbrook, Maine  04092
                           Attention:  President, Food and
                              Environmental Division,
                              and Office of General Counsel
                           Fax: 207-856-0347

                  If to Buyer:
                           Neogen Corporation
                           620 Lesher Place
                           Lansing, Michigan 48912-1595
                           Attention: James L. Herbert, President
                           Fax: 517-372-0108

                  With a copy to:
                           Richard C. Lowe, Esq.
                           Fraser Trebilcock Davis & Foster, P.C.
                           1000 Michigan National Tower
                           Lansing, Michigan  48933
                           Fax: 517-482-0887

or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

         6.2 Entire Agreement. This Agreement, including the exhibits, the Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

         6.3 Parties in Interest. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

         6.4 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         6.5 Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, in no event shall either party be liable to the other for any special, indirect, incidental or consequential losses or damages except with respect to a breach of Section 2.25 of this Agreement (provided, that this exception does not modify any of the limitations set forth in Section 5.2 of this Agreement).

         6.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

                                     27


         6.7 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

         6.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.9 Governing Law; Venue. This Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof. The parties agree that any action under this Agreement shall be brought in the court of appropriate jurisdiction in the State of Delaware. The parties consent to such jurisdiction and waive all claims of improper venue and forum non conveniens.

         6.10 Construction of Agreement. The parties agree that this Agreement has been jointly drafted and that neither party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

         6.11 Attorneys Fees. The prevailing party in any litigation involving this Agreement shall be entitled to recover, in addition to any other relief obtained, the costs and expenses, including reasonable attorneys' fees and expenses, incurred by the prevailing party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                     IDEXX LABORATORIES, INC.


                                     By:  _____________________________
                                            S. Sam Fratoni,
                                            President, Food and
                                            Environmental Division


                                     NEOGEN CORPORATION


                                     By:  _____________________________
                                            James L. Herbert, President


                                     28




Exhibits:
--------

Exhibit 1.2             Note
Exhibit 1.3(b)          Revenue Recognition Policies and Special Procedures


Disclosure Schedules:
--------------------

Schedule 2.2            Third Party Consents and Notices
Schedule 2.5            Financial Statements
Schedule 2.9            Environmental Matters
Schedule 2.12           Fixed Assets
Schedule 2.13           Customers and Suppliers
Schedule 2.14           Permits
Schedule 2.15           Proprietary Rights
Schedule 2.16           Insurance
Schedule 2.17           Employee Relations
Schedule 2.17A          Employee Benefit Plans
Schedule 2.18           Agreements and Documents
Schedule 2.19           Absence of Changes
Schedule 2.20           Litigation
Schedule 2.21           FDA Documents
Schedule 2.23           Warranties and Product Liability
Schedule 4.11           Stratified Accounts Receivable


                                     29